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INFORMATION CIRCULAR

CASCADIA INTERNATIONAL RESOURCES INC.

Suite 1530, 715 – 5th Avenue S.W.

Calgary, Alberta T2P 2X6

PERSONS MAKING THE SOLICITATION

THIS INFORMATION CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF CASCADIA INTERNATIONAL RESOURCES INC. (THE “CORPORATION”) FOR USE AT THE ANNUAL AND SPECIAL MEETING OF THE CORPORATION’S SHAREHOLDERS TO BE HELD ON WEDNESDAY, FEBRUARY 9, 2005 AT 3:00 P.M. (CALGARY TIME) AT THE OFFICES OF THE CORPORATION, SUITE 1530, 715 – 5TH AVENUE S.W., CALGARY, ALBERTA (THE “MEETING”) AND AT ANY ADJOURNMENT THEREOF FOR THE PURPOSES SET OUT IN THE ACCOMPANYING NOTICE OF MEETING.  Although it is expected that the solicitation of proxies will be primarily by mail, proxies may also be solicited personally, by telephone or other personal contact by directors, officers, employees or agents of the Corporation.  Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of the common shares of the Corporation (the “Common Shares”) pursuant to the requirements of National Instrument 54-101.  The costs of any such solicitation will be borne by the Corporation.

APPOINTMENT AND REVOCATION OF PROXIES

The individuals named in the accompanying form of proxy are directors or officers of the Corporation.  A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) OTHER THAN JAMES G. EVASKEVICH AND JOHN F. K. AIHOSHI, THE MANAGEMENT DESIGNEES, TO ATTEND AND REPRESENT THE SHAREHOLDER AND ACT ON THE SHAREHOLDER’S BEHALF AT THE MEETING.  Such right may be exercised by inserting in the blank space provided in the form of proxy, the name of the person to be designated and striking out the printed names of the management designees, or by completing another proper form of proxy.  A Proxy will not be valid unless the completed, dated and signed form of proxy is delivered to CIBC Mellon Trust Corporation, 600 The Dome Tower, 333 – 7th Avenue S.W., Calgary, Alberta, T2P 2Z1, not less than 48 hours (excluding Saturdays, Sundays and holidays) preceding the Meeting or any adjournment of the Meeting.

A shareholder who has given a Proxy may revoke it as to any matter upon which a vote has not already been cast pursuant to the authority conferred by the proxy, prior to the revocation.  A shareholder may revoke a proxy by depositing an instrument in writing, executed by him or his attorney authorized in writing, or, if the shareholder is a corporation, under its corporate seal or signed by a duly authorized officer or attorney for the corporation:

1.

at the offices of the registrar and transfer agent of the Corporation, CIBC Mellon Trust Company, 600 The Dome Tower, 333 – 7th Avenue S.W., Calgary, Alberta T2P 2Z1, at any time, not less than 48 hours, excluding Saturdays, Sundays and statutory holidays, preceding the Meeting or an adjournment of the Meeting at which the proxy is to be used; or

2.

at the registered office of the Corporation, Suite 3100, 324 – 8th Avenue SW, Calgary, Alberta, T2P 2Z2, at any time up to and including the last business day preceding the day of the Meeting at which the proxy is to be used; or

3.

with the chairman of the Meeting on the day of the Meeting or an adjournment of the Meeting.

In addition, a proxy may be revoked by the shareholder executing another form of proxy bearing a later date and depositing same at the offices of the registrar and transfer agent of the Corporation within the time period set out under the heading "Voting of Proxies", or by the shareholder personally attending the Meeting and voting his Shares.

VOTING OF PROXIES AND EXERCISE OF DISCRETION

All Common Shares represented at the meeting by properly executed Proxies will be voted on any poll by the persons named in the Proxy and, where a choice with respect to any matter to be acted upon has been specified in the Proxy, the shares represented thereby will, on a poll, be voted or withheld from voting in accordance with such specifications.  IN THE ABSENCE OF ANY SUCH SPECIFICATION BY THE SHAREHOLDER, SUCH SHARES WILL, ON A POLL, BE VOTED IN FAVOUR OF ALL THE MATTERS SET OUT HEREIN.

The enclosed Form of Proxy confers discretionary authority upon the management designees, or other persons appointed as proxyholders thereunder with respect to any amendments to or variations of matters identified in the Notice of Meeting and with respect to any other matters which may properly come before the Meeting.  At the time of the printing of this Information Circular, the management of the Corporation knows of no such amendments, variations or other matters which may come before the Meeting other than matters referred to in the Notice of Meeting.

ADVICE TO BENEFICIAL

SHAREHOLDERS ON VOTING THEIR COMMON SHARES

The information set forth in this section is of significant importance to many shareholders of the Corporation, as a substantial number of shareholders do not hold Common Shares in their own name.  Shareholders who do not hold their shares in their own name (“Beneficial Shareholders”) should note that only proxies deposited by shareholders whose names appear on the records of the Corporation as the registered holders of Common Shares can be recognized and acted upon at the Meeting.  If Common Shares are listed in an account statement provided to a shareholder by a broker, then, in almost all cases, those Common Shares will not be registered in the shareholder’s name on the records of the Corporation.  Such Common Shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker.  In Canada, most of such shares are registered under the name of CDS & Co. (the nominee of The Canadian Depository for Securities Limited, which acts as depository for many Canadian brokerage firms).  Common Shares held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder.  Without specific instructions, a broker and its agents and nominees are prohibited from voting shares for the broker’s clients.  Therefore, Beneficial Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person.

Intermediaries/brokers are required to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings.  Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders to ensure that their Common Shares are voted at the Meeting.  Often, the form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is identical to the form of proxy provided to registered shareholders.  However, its purpose is limited to instructing the registered shareholder (the broker or agent of the broker) as to the manner in which to vote on behalf of the Beneficial Shareholder.  The majority of brokers delegate responsibility for obtaining instructions from clients to ADP Investor Communications Services ("ADP").  ADP typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the proxy forms to ADP.  ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at a meeting.  A Beneficial Shareholder receiving a proxy with an ADP sticker on it cannot use that proxy to vote Common Shares directly at the Meeting.  The proxy must be returned to ADP well in advance of the Meeting to have the Common Shares voted at the Meeting.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his or her broker (or an agent of the broker), a Beneficial Shareholder may attend at the Meeting as proxyholder for the registered shareholder and vote the Common Shares in that capacity.  Beneficial Shareholders who wish to attend the Meeting and indirectly vote their Common Shares as proxyholder for the registered shareholder, should enter their own names in the blank space on the form of proxy provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The Corporation is authorized to issue an unlimited number of Common Shares, without nominal or par value, of which, as at the date hereof, 38,676,121 fully paid and non-assessable Common Shares are issued and outstanding and entitled to vote at the Meeting on the basis of one vote for each Common Share held.  The Corporation has no other classes of voting securities.

The holders of Common Shares of record at the close of business on the record date, set by the directors of the Corporation to be January 7, 2005 (the “Record Date”), are entitled to vote such Common Shares at the Meeting, except to the extent that:  (i) such person transfers ownership of any of his or her shares after the Record Date; (ii) the transferee of those shares produces properly endorsed share certificates or otherwise establishes his or her ownership to the shares; and (iii) makes a demand to the Registrar and Transfer Agent of the Corporation, not later than 10 days before the Meeting, that his or her name be included on the shareholders’ list, in which case the transferee is entitled to vote his or her shares at the Meeting.

The By-Laws of the Corporation provide that two (2) shareholders present or represented by proxy and holding not less than 10% of the shares entitled to vote at the Meeting constitute a quorum for the Meeting.

To the knowledge of the directors and senior officers of the Corporation, as of the date hereof, no persons beneficially own, directly or indirectly, or exercise control or direction over, Common Shares carrying more than 10% of the voting rights attached to all outstanding Common Shares of the Corporation.

PARTICULARS OF MATTERS TO BE ACTED UPON

To the knowledge of the Corporation’s directors, the only matters to be placed before the Meeting are those matters set forth in the accompanying notice of Meeting relating to:  (i) the receipt of the financial statements and auditors’ report thereon; (ii) the fixing of the number of directors to be elected at the Meeting at five (5) and the election of directors; (iii) the appointment of auditors; and (iv) the approval of the Corporation’s incentive stock option plan.

I.

Receipt of Financial Statements

The directors will place before the Meeting the consolidated financial statements for the financial year ended July 31, 2004 together with the auditors' report thereon, [which are included in the annual report of the Corporation for the year ended July 31, 2004 (the "Annual Report").  The Annual Report has been sent to the shareholders with this Information Circular.]

II.

Election of Directors

The board of directors presently consists of five (5) directors, all of whom are elected annually.  It is proposed that the number of directors for the ensuing year also be fixed at five (5).  It is proposed that the persons named below will be nominated at the Meeting.  Each director elected will hold office until the next annual meeting of shareholders or until his successor is duly elected or appointed pursuant to the by-laws of the Corporation, unless his office is earlier vacated in accordance with the provisions of the Business Corporations Act (Alberta) or the Corporation’s by-laws.  It is the intention of the management designees, if named as proxy, to vote FOR the election of said persons to the board of directors.  Management does not contemplate that any of such nominees will be unable to serve as directors; however, if, for any reason any of the proposed nominees do not stand for election or are unable to serve as such, proxies in favour of management designees will be voted for another nominee in their discretion unless the shareholder has specified in his or her proxy that his or her Common Shares are to be withheld from voting in the election of directors.

The following information relating to the nominees as directors is based on information received by the Corporation from said nominees.

Name and Municipality of Residence and Position with the Corporation	Principal Occupation For the Last Five Years	Number and Percentage of Common Shares Beneficially Owned or Controlled(1)
James G. Evaskevich (4) Kirriemuir, Alberta President and Director

President of Yangarra Resources Inc. since 2002; Chairman of the Board of TriOil Ltd. Since August 2004,  Vice-President, Operations of Glacier Ridge Resources Ltd., a private oil and gas exploration company, from October 2000 to July 2003, President of Grassy Island Ranch Ltd. Since 1981.

		3,457,003 (8.9%)(2)
Gordon A. Bowerman (4) Calgary, Alberta Director	President of Cove Resources Ltd., a private company, since 1987, President of Colonia Corporation since April 2004.	3,139,500 (8.1%)(3)
Robert S. Middleton Calgary, Alberta Vice-President, Exploration	Exploration Manager, Maple Minerals Corp., since March 2002; Exploration Manager, Canadian Golden Dragon Resources Ltd., since 1998; Exploration Manager, East West Resources Corporation, since 1992.	0
Douglas M. Stuve(4) Calgary, Alberta Corporate Secretary	Partner with Burstall Winger LLP	83,000 (0.2%)]
Glenn Mullan	Chairman of the Board of Canadian Royalties Inc. since July 2003, President/CEO and Director of Canadian Royalties from 1998 to July 2003, President and CEO of Golden Valley Mines Ltd. Director of the Association d’Exploration Minerale du Quebec (AEMQ)	0

Notes:

(1)

Based on [38,676,121] Common Shares issued and outstanding as of the date of this Information Circular.

(2)

Includes 1,165,000 Common Shares owned by the spouse of Mr. Evaskevich.

(3)

Includes 270,000 Common Shares owned by the spouse of Mr. Bowerman and 322,000 ownded byCove Resources Ltd.

(4)

Member of the Corporation’s audit committee.

III.

Appointment of Auditors

The management designees, if named as proxy, intend to vote the Common Shares represented by any such proxy for the appointment of Meyers Norris Penny LLP, Charted Accountants of Calgary, Alberta (“MNP”) as auditors of the Corporation at a remuneration to be fixed by the board of directors, unless a shareholder has specified in his or her proxy that his or her shares are to be withheld from voting on the appointment of auditors.  MNP have been the auditors of the Corporation since December 1, 2003.  Prior thereto, Arthur Lam, Chartered Accountant of Vancouver, British Columbia, were the auditors of the Corporation, from May 9, 2002 to December 1, 2003, at which time Arthur Lam resigned.  The directors of the Corporation appointed MNP as replacement auditors effective December 1, 2003.

The management designees, if named as proxy, intend to vote the Common Shares represented by any such proxy FOR the appointment of MNP as auditors of the Corporation at remuneration to be fixed by the board of directors.

IV.

Approval of Stock Option Plan

In August of 2002 the TSX Venture Exchange Inc. (the “Exchange”) amended its policies to require that all listed companies adopt a stock option plan.  At the Corporation’s last annual and special meeting, held on January 26, 2004, the shareholders of the Corporation approved the Corporation’s current incentive stock option plan (the “Stock Option Plan”).  Under the Stock Option Plan, the Corporation’s board of directors may grant up to 10% of the issued number of shares outstanding at the date of the stock option grant.  On this basis, the Stock Option Plan has been operated as a “Rolling Plan”, which must be approved on an annual basis.  Accordingly, shareholders will be asked at the Meeting to vote on a resolution to adopt the Rolling Plan (the “Plan”), for the ensuing year, in the form attached as Schedule "A" hereto.

The Plan provides that the board of directors of the Corporation may from time to time, in its discretion, grant to directors, officers, employees and consultants of the Corporation, or any subsidiary of the Corporation, the option to purchase Common Shares.  The Plan provides for a floating maximum limit of 10% of the outstanding Common Shares, as permitted by the Policies of the Exchange.  As at the date hereof, this represents 3,867,612 Common Shares available under the Plan.  To date, options to purchase a total of 3,869,538 Common Shares have been issued to directors, officers, employees and consultants of the Corporation.

The number of Common Shares reserved for any one person may not exceed 5% of the outstanding Common Shares.  The board of directors determines the price per Common Share and the number of Common Shares that may be allotted to each director, officer, employee and consultant and all other terms and conditions of the options, subject to the rules of the Exchange.  The price per Common Share set by the directors is subject to minimum pricing restrictions set by the Exchange.

Options may be exercisable for up to five years from the date of grant, but the board of directors has the discretion to grant options that are exercisable for a shorter period.  Options under the Plan are non-assignable.  If prior to the exercise of an option, the holder ceases to be a director, officer, employee or consultant, the option shall be limited to the number of Common Shares purchasable by him immediately prior to the time of his cessation of office or employment and he shall have no right to purchase any other Common Shares.  Options must be exercised within 90 days of termination of employment or cessation of position with the Corporation, provided that if the cessation of office, directorship, consulting arrangement or employment was by reason of death or disability, the option must be exercised within one year, subject to the expiry date.

A complete copy of the Plan is attached as Schedule "A" to this Information Circular.  The Plan is subject to approval by the Exchange and subject to approval by the shareholders of the Corporation, as required by the rules of the Exchange.

At the Meeting, the shareholders will be asked to approve the following resolution:

"BE IT RESOLVED THAT:

(a)

the incentive stock option plan of the Corporation, as described in and attached as Appendix "A" to the Information Circular of the Corporation dated January 10, 2005, be and is hereby ratified and approved; and

(b)

any one director or officer of the Corporation be authorized to make all such arrangements, to do all acts and things and to sign and execute all documents and instruments in writing, whether under the corporate seal of the Corporation or otherwise, as may be considered necessary or advisable to give full force and effect to the foregoing."

If named as proxy, the management designees intend to vote the Common Shares represented by such proxy FOR approval of the Plan, unless otherwise directed in the instrument of proxy.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

During the financial year ended July 31, 2004, the Corporation had two (2) Named Executive Officers (as defined in the notes to the table below): James G. Evaskevich, the President and Chief Executive Officer of the Corporation and John F.K. Aihoshi, the Chief Financial Officer and Corporate Secretary of the Corporation.  The aggregate cash compensation paid to the Named Executive Officers by the Corporation for services rendered in the last fiscal year was $ 160,375.  The following table sets forth all compensation paid to the Corporation’s Named Executive Officers for services in all capacities to the Corporation for the three most recently completed financial years.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Financial Year Ended	Salary ($/yr.)	Bonus ($)	Other Annual Compensation ($)	Securities Under Options/SARs(2) Granted (#)	Restricted Shares or Restricted Share Units ($)	LTIP (3) Payouts ($)	All Other Compensation(1) ($)
James G. Evaskevich President and Chief Executive Officer	July 31/04 July 31/03 July 31/02	Nil Nil Nil	100,000 Nil Nil	Nil Nil Nil	468,500 1,034,769	Nil	Nil Nil Nil	Nil Nil Nil

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John F.K. Aihoshi Chief Financial Officer and Corporate Secretary	July 31/04 July 31/03 July 31/02	60,375 Nil Nil	Nil Nil Nil	Nil Nil Nil	330,000 100,000	Nil	Nil Nil Nil	Nil Nil Nil

Notes:

(a)

The value of perquisites and other personal benefits do not exceed the lesser of $50,000 and 10% of the total of the annual salary and bonus for the Name Executive Officers.

(b)

The Named Executive Officers have an aggregate of 1,933,269 outstanding stock options and no shares are reserved under SARs.  “SARs”  means stock appreciation rights.

(c)

“LTIP” means long-term incentive plan.

(d)

“Named Executive Officer” means an individual who served as Chief Executive Officer (“C.E.O.”) of the Corporation or Chief Financial Officer (“C.F.O.”) of the Corporation or acted in a similar capacity during the most recently completed financial year and each of the Corporation’s four most highly compensated executive officers other than the C.E.O. and C.F.O. at the end of the most recently completed financial year whose total salary and bonus exceeded $150,000.

Incentive Stock Options

The Stock Option Plan is described above, under the heading “Particulars of Matters to be Acted Upon –  Approval of Stock Option Plan”.

Option Grants During the Last Financial Year

The following table sets forth, in reverse chronological order, information in respect of all stock options granted to the Named Executive Officers during the financial year ended July 31, 2004.  The Corporation granted no SARs during the financial year ended July 31, 2004.

Name	Securities Under Options Granted	% of Total Options Granted in Financial Year	Average Exercise Price ($ security)	Market value of securities Underlying Options on the Date of Grant ($/share)	Expiration Date

James G. Evaskavich	280,000	17.8%	0.59	0.59	June 30, 2009
	78,500	5.0%	0.50	0.50	Feb 2, 2009
	110,000	7.0%	0.50	0.50	Sept 29, 2008

John F.K. Aihoshi	100,000	6.3%	0.59	0.59	June 30, 2009
	78,500	5.0%	0.50	0.50	Feb 2, 2009
	50,000	3.2%	0.50	0.50	Sept 29, 2008

Options Repriced During The Most Recently Completed Financial Year

During the financial year ended July 31, 2004, no stock options previously granted to the Named Executive Officers were repriced.

Aggregated Options Exercised in the Last Financial Year

And Financial Year End Option Values

The following table sets forth, information in respect of all stock options which were exercised by the Named Executive Officers during the financial year ended July 31, 2004 and the financial year-end value of unexercised options on an aggregate basis.

Name	Securities Acquired on Exercise	Aggregate Value Realized ($)	Unexercised Options as at Financial Year End Exercisable/Unexercisable	Value of Unexercised In-the- Money Options(1) Exercisable/Unexercisable

James G. Evaskevich	0	0	1,503,269 / 0	$175,910/ N/A
John F.K. Aihoshi	0	0	430,000 / 0	$17,000 / N/A

Note:

(1)

Value is determined by calculating the difference between $0.47, the closing price of the Common Shares on the last day they traded prior to July 31, 2004 and the exercise price of the options, and then multiplying the difference by the number of Common Shares under option at the financial year end.

Long Term Incentive Plans

Other than the Stock Option Plan, the Corporation does not have any pension, retirement or other plans which provide compensation intended to serve as incentive of executive officers for performance to occur over a period longer than one year.  There were no long-term incentive awards made to the Named Executive Officer or any directors of the Corporation for the financial year ended July 31, 2004.

Termination of Employment or Change of Control

There is no plan or arrangement in respect of compensation received or that may be received by the Corporation’s Named Executive Officer in the most recently completed financial year with a view to compensating such officer in the event of termination of their employment or a change of responsibilities following a change in control.

Other Compensation

Other than as herein set forth, the Corporation has not paid any additional compensation to its Named Executive Officers or any of its directors during the financial year ended July 31, 2004.

Compensation of Directors and Officers

During the financial year ended July 31, 2004, no compensation was paid by the Corporation to directors for services rendered in their capacities as directors (other than reimbursement of their expenses by the Corporation).  The Corporation rewards its directors primarily through incentive stock options.  No stock options were exercised by directors of the Corporation in the financial year ended July 31, 2004.

The following options were granted to directors and officers of the Corporation, other than the Named Executive Officers, during the financial year ended July 31, 2004.  Information in respect of the Named Executive Officers is contained above under “Option Grants During the Most Recently Completed Financial Year”.

Name	Shares Under Options Granted (#)	% of Total Options Granted in Financial Year	Exercise Price ($/Share)	Market Value of Securities Underlying Options on the Date of Grant ($/Share)	Expiration Date
Gordon Bowerman	50,000	3.0%	0.50	0.50	Sep 29, 2008
	30,000	1.9%	0.59	0.59	Jun 30, 2009
Robert Middleton	200,000	12.7%	0.50	0.50	Sep 29, 2008
	50,000	3.0%	0.50	0.50	Feb 2, 2009
	60,000	3.8%	0.59	0.59	Jun 30, 2009
Douglas Stuve	16,000	1.0%	0.50	0.50	Sep 29, 2008
	20,000	1.2%	0.50	0.50	Feb 2 , 2009
	20,000	1.2%	0.50	0.50	Jun 30, 2009

MANAGEMENT CONTRACTS

Management functions of the Corporation are performed by the senior officers of the Corporation and are not to any substantial degree performed by any other person or corporation. Other than the Corporation’s directors and senior officers, the Corporation has not engaged any person or company to provide management services to the Corporation.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

During the last completed fiscal year, no director, executive officer, senior officer or nominee for director of the Corporation or any of their associates has been indebted to the Corporation or any of its subsidiaries, nor has any of these individuals been indebted to another entity which indebtedness is the subject of a guarantee, support in agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

There are no material interests, direct or indirect, of any insider of the Corporation, any proposed nominee for election as a director of the Corporation or any associate or affiliate of any such person in any transaction during the financial year ended July 31, 2004, or in any proposed transaction, that has materially affected or would materially affect the Corporation.

Douglas M. Stuve, a director of the Corporation is a partner of the law firm Burstall Winger LLP, which firm has provided and continues to provide legal services to the Corporation in the ordinary course of business.

LEGAL PROCEEDINGS

The directors and senior officers of the Corporation are not aware of any material litigation outstanding, threatened or pending, as of the date hereof by or against the Corporation.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

For the purpose of this paragraph, “Person” shall include each person:  (a) who has been a director, senior officer or insider of the Corporation at any time since the commencement of the Corporation’s last financial year; (b) who is a proposed nominee for election as a director of the Corporation; or (c) who is an associate or affiliate of a person included in subparagraphs (a) or (b). Except as disclosed herein, no Person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting.

OTHER BUSINESS

Management is not aware of any matters to come before the Meeting other than those set forth in this Information Circular and the accompanying Notice of Meeting.  If any other matter properly comes before the Meeting, it is the intention of the persons named in the Proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

GENERAL

Unless otherwise indicated, all matters referred to herein for approval by the shareholders of the Corporation require a majority of the votes cast by holders of Common Shares, collectively, who are present in person or by proxy at the Meeting.

It is the intention of the management designees, if named as proxy, to vote in favour of all the matters referred to herein, unless otherwise directed in the Instrument of Proxy.

Unless otherwise stated, the information contained herein is given as of January 10, 2005.

CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made.

“James G. Evaskevich”

“John F.K. Aihoshi”

James G. Evaskevich

John F.K. Aihoshi

President and Chief Executive Officer

Chief Financial Officer and Corporate Secretary

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Schedule “A”

STOCK OPTION PLAN

1.

Purpose

The purpose of the Plan is to provide an incentive to the directors, officers, employees, consultants and other personnel of the Corporation or any of its subsidiaries to achieve the longer-term objectives of the Corporation; to give suitable recognition to the ability and industry of such persons who contribute materially to the success of the Corporation; and to attract to and retain in the employ of the Corporation or any of its subsidiaries, persons of experience and ability, by providing them with the opportunity to acquire an increased proprietary interest in the Corporation.

2.

Definitions and Interpretation

When used in this Plan, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

(a)

"Board of Directors" means the Board of Directors of the Corporation;

(b)

"Corporation" means Cascadia International Resources Inc. and any successor company and any reference herein to action by the Corporation means action by or under the authority of its Board of Directors or a duly empowered committee appointed by the Board of Directors;

(c)

"Discounted Market Price" means the last per share closing price for the Share(s) on the Exchange before the date of grant of an Option, less any applicable discount under Exchange Policies;

(d)

"Exchange" means the TSX Venture Exchange Inc. or any other stock exchange on which the Share(s) are listed;

(e)

"Exchange Policies" means the policies of the Exchange, including those set forth in the Corporate Finance Manual of the Exchange;

(f)

"Insider" has the meaning ascribed thereto in Exchange Policies;

(g)

"Option" means an option granted by the Corporation to an Optionee entitling such Optionee to acquire a designated number of Share(s) from treasury at a price determined by the Board of Directors;

(h)

"Option Period" means the period determined by the Board of Directors during which an Optionee may exercise an Option, not to exceed the maximum period permitted by the Exchange, which maximum period is five (5) years and ten (10) years from the date the Option is granted based on the Corporation being a Tier 2 Issuer or a Tier 1 Issuer, respectively;

(i)

"Optionee" means a person who is a director, officer, employee, consultant or other personnel of the Corporation or a subsidiary of the Corporation; a company wholly-owned by such persons; or any other individual or body corporate who may be granted an option pursuant to the requirements of the Exchange, who is granted an Option pursuant to this Plan;

(j)

"Plan" shall mean the Corporation’s incentive stock option plan as embodied herein and as from time to time amended; and

(k)

"Share(s)" means common shares in the capital of the Corporation and any shares or securities of the Corporation into which such common shares are changed, converted, subdivided, consolidated or reclassified;

Capitalized terms in the Plan that are not otherwise defined herein shall have the meaning set out in the Exchange Policy, including without limitation “Consultant”, "Employee", "Insider", "Investor Relations Activities", "Management Company Employee", "Tier 1 Issuer" and "Tier 2 Issuer".

Wherever the singular or masculine is used in this Plan, the same shall be construed as meaning the plural or feminine or body corporate and vice versa, where the context or the parties so require.

3.

Administration

The Plan shall be administered by the Board of Directors.  The Board of Directors shall have full and final discretion to interpret the provisions of the Plan and to prescribe, amend, rescind and waive rules and regulations to govern the administration and operation of the Plan.  All decisions and interpretations made by the Board of Directors shall be binding and conclusive upon the Corporation and on all persons eligible to participate in the Plan, subject to shareholder approval if required by the Exchange.  Notwithstanding the foregoing or any other provision contained herein, the Board of Directors shall have the right to delegate the administration and operation of the Plan to a special committee of directors appointed from time to time by the Board of Directors, in which case all references herein to the Board of Directors shall be deemed to refer to such committee.

4.

Eligibility

The Board of Directors may at any time and from time to time designate those Optionees who are to be granted an Option pursuant to the Plan and grant an Option to such Optionee.  Subject to Exchange Policies and the limitations contained herein, the Board of Directors is authorized to provide for the grant and exercise of Options on such terms (which may vary as between Options) as it shall determine.  No Option shall be granted to any person except upon recommendation of the Board of Directors.  A person who has been granted an Option may, if he is otherwise eligible and if permitted by Exchange Policies, be granted an additional Option or Options if the Board of Directors shall so determine.  Subject to Exchange Policies, the Corporation shall represent that the Optionee is a bona fide Employee, Consultant or Management Company Employee (as such terms are defined in Exchange Policies) in respect of Options granted to such Optionees.

5.

Participation

Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Optionee’s relationship or employment with the Corporation.

Notwithstanding any express or implied term of this Plan or any Option to the contrary, the granting of an Option pursuant to the Plan shall in no way be construed as conferring on any Optionee any right with respect to continuance as a director, officer, employee or consultant of the Corporation or any subsidiary of the Corporation.

Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director or officer of or a consultant to the Corporation or any of its subsidiaries, where the Optionee at the same time becomes or continues to be a director, officer or full-time employee of or a consultant to the Corporation or any of its subsidiaries.

No Optionee shall have any of the rights of a shareholder of the Corporation in respect to Share(s) issuable on exercise of an Option until such Share(s) shall have been paid for in full and issued by the Corporation on exercise of the Option, pursuant to this Plan.

6.

Share(s) Subject to Options

The number of authorized but unissued Share(s) that may be issued upon the exercise of Options granted under the Plan at any time plus the number of Share(s) reserved for issuance under outstanding incentive stock options otherwise granted by the Corporation shall not exceed 10% of the issued and outstanding Share(s) on a non-diluted basis at any time, and such aggregate number of Share(s) shall automatically increase or decrease as the number of issued and outstanding Share(s) changes.  The Options granted under the Plan together with all of the Corporation’s other previously established stock option plans or grants, shall not result at any time in:

(a)

the number of Share(s) reserved for issuance pursuant to Options granted to Insiders exceeding 10% of the issued and outstanding Share(s);

(b)

the grant to Insiders within a 12 month period, of a number of Options exceeding 10% of the outstanding Share(s); or

(c)

the grant to any one (1) Optionee within a twelve-month period, of a number of Options exceeding 5% of the issued and outstanding Share(s).

Subject to Exchange Policies, the aggregate number of Share(s) reserved for issuance to any one (1) Optionee under Options granted in any 12 month period shall not exceed 5% of the issued and outstanding Share(s) determined at the date of grant (or 2% of the issued and outstanding Share(s) in the case of an Optionee who is a Consultant or an Employee conducting Investor Relations Activities (as such terms are defined in Exchange Policies)).

Appropriate adjustments shall be made as set forth in Section 14 hereof, in both the number of Share(s) covered by individual grants and the total number of Share(s) authorized to be issued hereunder, to give effect to any relevant changes in the capitalization of the Corporation.

If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased Share(s) subject thereto shall again be available for the purpose of the Plan.

7.

Option Agreement

(a)

A written agreement will be entered into between the Corporation and each Optionee to whom an Option is granted hereunder, which agreement will set out the number of Share(s) subject to option, the exercise price and any other terms and conditions approved by the Board of Directors, all in accordance with the provisions of this Plan (herein referred to as the "Stock Option Agreement").  The Stock Option Agreement will be in such form as the Board of Directors may from time to time approve, and may contain such terms as may be considered necessary in order that the Option will comply with any provisions respecting options in the income tax or other laws in force in any country or jurisdiction of which the Optionee may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

(b)

The Board of Directors may require any Optionee to agree in the Stock Option Agreement that the Optionee, if so requested by the Corporation or any representative of the underwriters (the "Managing Underwriter") in connection with any registration of the offering of any securities of the Corporation under the United States Securities Act of 1933, as amended (the "1933 Act"), Optionee shall not sell or otherwise transfer any Share(s) or other securities of the Corporation for a period of up to 180 days (or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Corporation) following the effective date of a registration statement of the Corporation filed under the 1933 Act.

8.

Option Period and Exercise Price

Each Option and all rights thereunder shall be expressed to expire on the date set out in the respective Stock Option Agreement, which shall be the date of the expiry of the Option Period (the "Expiry Date"), subject to earlier termination as provided in Sections 10 and 11 hereof.

Subject to Exchange Policies and any limitations imposed by any relevant regulatory authority, the exercise price of an Option granted under the Plan shall be as determined by the Board of Directors when such Option is granted and shall be an amount at least equal to the Discounted Market Price of the Share(s).

9.

Exercise of Options

An Optionee shall be entitled to exercise an Option granted to him at any time prior to the expiry of the Option Period, subject to Sections 10 and 11 hereof and to vesting limitations which may be imposed by the Board of Directors at the time such Option is granted.  Subject to Exchange Policies, the Board of Directors may, in its sole discretion, determine the time during which an Option shall vest and the method of vesting, or that no vesting restriction shall exist.

The exercise of any Option will be conditional upon receipt by the Corporation at its head office of a written notice of exercise, specifying the number of Share(s) in respect of which the Option is being exercised, accompanied by cash payment, certified cheque or bank draft for the full purchase price of such Share(s) with respect to which the Option is being exercised.

Share(s) shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Share(s) pursuant thereto shall comply with all relevant provisions of applicable securities law, including, without limitation, the 1933 Act, the United States Securities and Exchange Act of 1934, as amended, applicable U.S. state laws, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or consolidated stock price reporting system on which prices for the Share(s) are quoted at any given time.  As a condition to the exercise of an Option, the Corporation may require the person exercising such Option to represent and warrant at the time of any such exercise that the Share(s) are being purchased only for investment and without any present intention to sell or distribute such Share(s) if, in the opinion of counsel for the Corporation, such a representation is required by law.

The certificates representing any Share(s) issued to a "U.S. person" (as defined in Rule 902 of Regulation S under the 1933 Act, which definition includes, but is not limited to, an individual resident in the United States, an estate or trust of which any executor or administrator or trustee, respectively, is a U.S. person, and any partnership or company organized or incorporated under the laws of the United States) shall, until such time as the same is no longer required under the applicable requirements of the 1933 Act or applicable U.S. state laws and regulations, bear a legend in substantially the following form:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT").  THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE 1933 ACT PROVIDED BY RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL, OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE CORPORATION.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.  AT ANY TIME THE CORPORATION IS A "FOREIGN ISSUER" AS DEFINED IN REGULATION S UNDER THE 1933 ACT, A NEW CERTIFICATE, BEARING NO LEGEND, THE DELIVERY OF WHICH WILL CONSTITUTE "GOOD DELIVERY" MAY BE OBTAINED FROM THE APPLICABLE TRANSFER AGENT UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN FORM SATISFACTORY TO THE CORPORATION AND THE APPLICABLE TRANSFER AGENT TO THE EFFECT THAT THE SALE OF THE SECURITIES IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT AT A TIME WHEN THE CORPORATION IS A "FOREIGN ISSUER" AS DEFINED IN REGULATION S UNDER THE 1933 ACT."

10.

Ceasing to be a Director, Officer, Employee or Consultant

If an Optionee ceases to be a director, officer, employee or consultant of the Corporation or its subsidiaries for any reason other than death, the Optionee may, but only within ninety (90) days after the Optionee’s ceasing to be a director, officer, employee or consultant (or 30 days in the case of an Optionee engaged in Investor Relations Activities) or prior to the expiry of the Option Period, whichever is earlier, exercise any Option held by the Optionee, but only to the extent that the Optionee was entitled to exercise the Option at the date of such cessation.  For greater certainty, any Optionee who is deemed to be an employee of the Corporation pursuant to any medical or disability plan of the Corporation shall be deemed to be an employee for the purposes of the Plan.

11.

Death of Optionee

In the event of the death of an Optionee, the Option previously granted to him shall be exercisable within one (1) year following the date of the death of the Optionee or prior to the expiry of the Option Period, whichever is earlier, and then only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or the laws of descent and distribution, or by the Optionee’s legal personal representative.

12.

Optionee’s Rights Not Transferable

No right or interest of any Optionee in or under the Plan is assignable or transferable, in whole or in part, either directly or by operation of law or otherwise in any manner except by bequeath or the laws of descent and distribution, subject to the requirements of the Exchange, or as otherwise allowed by the Exchange.

Subject to the foregoing, the terms of the Plan shall bind the Corporation and its successors and assigns, and each Optionee and his heirs, executors, administrators and personal representatives.

13.

Takeover or Change of Control

The Corporation shall have the power, in the event of:

(a)

any disposition of all or substantially all of the assets of the Corporation, or the dissolution, merger, amalgamation or consolidation of the Corporation with or into any other company or of such company into the Corporation, or

(b)

any change in control of the Corporation,

to make such arrangements as it shall deem appropriate for the exercise of outstanding Options or continuance of outstanding Options, including without limitation, to amend any Stock Option Agreement to permit the exercise of any or all of the remaining Options prior to the completion of any such transaction.  If the Corporation shall exercise such power, the Option shall be deemed to have been amended to permit the exercise thereof in whole or in part by the Optionee at any time or from time to time as determined by the Corporation prior to the completion of such transaction.

14.

Anti-Dilution of the Option

In the event of:

(a)

any subdivision, redivision or change of the Share(s) at any time during the term of the Option into a greater number of Share(s), the Corporation shall deliver, at the time of any exercise thereafter of the Option, such number of Share(s) as would have resulted from such subdivision, redivision or change if the exercise of the Option had been made prior to the date of such subdivision, redivision or change;

(b)

any consolidation or change of the Share(s) at any time during the term of the Option into a lesser number of Share(s), the number of Share(s) deliverable by the Corporation on any exercise thereafter of the Option shall be reduced to such number of Share(s) as would have resulted from such consolidation or change if the exercise of the Option had been made prior to the date of such consolidation or change;

(c)

any reclassification of the Share(s) at any time outstanding or change of the Share(s) into other shares, or in case of the consolidation, amalgamation or merger of the Corporation with or into any other company (other than a consolidation, amalgamation or merger which does not result in a reclassification of the outstanding Share(s) or a change of the Share(s) into other shares), or in case of any transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another company, at any time during the term of the Option, the Optionee shall be entitled to receive, and shall accept, in lieu of the number of Share(s) to which he was theretofore entitled upon exercise of the Option, the kind and amount of shares and other securities or property which such holder would have been entitled to receive as a result of such reclassification, change, consolidation, amalgamation, merger or transfer if, on the effective date thereof, he had been the holder of the number of Share(s) to which he was entitled upon exercise of the Option.

Adjustments shall be made successively whenever any event referred to in this section shall occur.  For greater certainty, the Optionee shall pay for the number of shares, other securities or property as aforesaid, the amount the Optionee would have paid if the Optionee had exercised the Option prior to the effective date of such subdivision, redivision, consolidation or change of the Share(s) or such reclassification, consolidation, amalgamation, merger or transfer, as the case may be.

15.

United States Matters

(a)

Each option granted under the Plan to an option holder who is a citizen or resident of the United States (including its territories, possessions and all areas subject to the jurisdiction) (a "U.S. Optionee") will be designated in the Option Agreement as either a non-qualified stock option or an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, of the United States (the "Code"), provided that the stock option complies with the following provisions.  If not designated in the Option Agreement, the Option shall be an incentive stock option.  No provisions of the Plan, as it may be applied to a U.S. Optionee who has been granted an incentive stock option within the meaning of Section 422 of the Code, shall be construed so as to be inconsistent with any provision of Section 422 of the Code.  Notwithstanding anything in the Plan contained to the contrary, the following provisions shall apply to each U.S. Optionee who will be granted an incentive stock option within the meaning of Section 422 of the Code:

(i)

options shall only be granted to U.S. Optionees who are, at the time of grant, officers, key employees or directors (provided, for purposes of this Section 11 only, such directors are then also officers or key employees of the Corporation or a subsidiary).  Any director of the Corporation who is a U.S. Optionee shall be eligible to vote upon the granting of such option;

(ii)

the aggregate fair market value (determined as of the time the option is granted) of the Share(s) exercisable for the first time by a U.S. Optionee during any calendar year under the Plan and all other stock option plans, within the meaning of Section 422 of the Code, of the Corporation or any subsidiary shall not exceed US$100,000;

(iii)

the purchase price for Share(s) under each Option granted to a U.S. Optionee pursuant to the Plan shall be not less than the fair market value of such Share(s) at the time the option is granted, as determined in good faith by the directors at such time;

(iv)

if any U.S. Optionee to whom an option is to be granted under the Plan at the time of the grant of such option is the owner of shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Corporation, then the following special provisions shall be applicable to the option granted to such individual:

(1)

the purchase price per Common Share subject to such option shall not be less than one hundred and ten percent (110%) of the fair market value of one Common Share at the time of grant; and

(2)

for the purposes of this Section 11 only the option exercise period shall not exceed five (5) years from the date of grant;

(v)

no option may be granted hereunder to a U.S. Optionee following the expiry of five (5) years after the date on which the Plan is adopted by the Board or the date the Plan is approved by the shareholders of the Corporation, whichever is earlier;

(vi)

no option granted to a U.S. Optionee under the Plan shall become exercisable unless and until the Plan shall have been approved by the shareholders of the Corporation; and

(vii)

no incentive stock options may be granted under the Plan after ten (10) years after the adoption of this Plan by the Board of Directors of the Corporation.

(b)

At the discretion of the Board of Directors, Optionees may satisfy withholding obligations as provided in this paragraph.  When an Optionee incurs tax liability in connection with an Option, which tax liability is subject to tax withholding under applicable tax laws (including, without limitation, income and payroll withholding taxes), and Optionee is obligated to pay the Corporation an amount required to be withheld under applicable tax laws, Optionee may satisfy the tax withholding obligation by one or some combination of the following methods: (a) by cash payment, (b) out of Optionee's current compensation, (c) if permitted by the Board of Directors, in its discretion, by surrendering to the Corporation, Share(s) that (i) have been owned by Optionee for more than six (6) months on the date of surrender or such other period as may be required to avoid a charge to the Corporation's earnings, and (ii) have a Market Value on the date of surrender equal to (or less than, if other consideration is paid to the Corporation to satisfy the withholding obligation) Optionee's marginal tax rate times the ordinary income recognized, plus an amount equal to the Optionee's share of any applicable payroll withholding taxes, or (d) if permitted by the Board of Directors, in its discretion, by electing to have the Corporation withhold from the Share(s) to be issued upon exercise of the Option, if any, that number of Share(s) having a Market Value equal to the amount required to be withheld.  For this purpose, the Market Value of the Share(s) to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (the "Tax Date").  In making its determination as to the type of consideration to accept, the Board of Directors shall consider if acceptance of such consideration may be reasonably expected to benefit the Corporation or result in the recognition of compensation expense (or additional compensation expense) for financial reporting purposes.

16.

Costs

The Corporation shall pay all costs of administering the Plan.

17.

Termination and Amendment

(a)

The Board of Directors may amend or terminate this Plan or any outstanding Option granted hereunder at any time without the approval of the shareholders of the Corporation or any Optionee whose Option is amended or terminated, in order to conform this Plan or such Option, as the case may be, to applicable law or regulation or the requirements of the Exchange or any relevant regulatory authority, whether or not such amendment or termination would affect any accrued rights, subject to the approval of the Exchange or such regulatory authority.

(b)

The Board of Directors may amend or terminate this Plan or any outstanding Option granted hereunder for any reason other than the reasons set forth in Section 16(a) hereof, subject to the approval of the Exchange or any relevant regulatory authority and the approval of the shareholders of the Corporation if required by the Exchange or such regulatory authority.  Subject to Exchange Policies, disinterested shareholder approval will be obtained for any reduction in the exercise price of an Option if the Optionee is an Insider of the Corporation at the time of the proposed amendment.  No such amendment or termination will, without the consent of an Optionee, alter or impair any rights that have accrued to him prior to the effective date thereof.

(c)

The Plan, and any amendments thereto, shall be subject to acceptance and approval by the Exchange.  Any Options granted prior to such approval and acceptance shall be conditional upon such approval and acceptance being given and no such Options may be exercised unless and until such approval and acceptance are given.

18.

Applicable Law

This Plan shall be governed by, administered and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

19.

Prior Plans

On the effective date (as defined in Section 19 hereof), subject to Exchange approval and, if required, shareholder approval:

(a)

the Plan shall entirely replace and supersede prior stock option plans, if any, enacted by the Corporation; and

(b)

all outstanding options shall be deemed to be granted pursuant to the Plan.

20.

Effective Date

This Plan shall become effective as of and from, and the effective date of the Plan shall be February 9, 2005 upon receipt of all necessary shareholder and regulatory approvals.

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